Exhibit 99.2

VectoIQ Acquisition Corp. II Closes $345 Million Initial Public Offering

NEW YORK, January 11, 2021 — VectoIQ Acquisition Corp. II (the “Company”) today announced that it closed its initial public offering of 34,500,000 units, which included the full exercise of the underwriters’ over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $345,000,000, before deducting underwriting discounts and commissions and other offering expense payable by the Company.

The Company’s units began trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “VTIQU” on January 7, 2021. Each unit consists of one share of the Company’s common stock and one-fifth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its common stock and warrants will be listed on Nasdaq under the symbols ‘‘VTIQ’’ and ‘‘VTIQW,’’ respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company's efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it intends to focus on businesses in the industrial technology, transportation and smart mobility industries. The proceeds of the offering will be used to fund such a business combination.

Cowen and Company, LLC and Morgan Stanley & Co. LLC acted as the joint book-running managers.

The public offering was made by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, email: postSaleManualRequests@broadridge.com, telephone: 833-297-2926; or Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attn: Prospectus Department, email: prospectus@morganstanley.com.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on January 6, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About VectoIQ Acquisition Corp. II

VectoIQ Acquisition Corp. II, a Delaware corporation, is a blank check company newly formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company’s management team is led by Stephen Girsky, Chief Executive Officer and Director.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the anticipated use of the net proceeds of the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Gladstone Place Partners

Lauren Odell / Danielle Belopotosky

212-230-5930

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